Exhibit (l)(19)

[Letterhead of Venable LLP]

July 2, 2018

Prospect Capital Corporation
10 East 40th Street, 44th Floor
New York, New York 10016

Re:    Registration Statement on Form N-2 (File No. 333-213391)

Ladies and Gentlemen:

We have served as Maryland counsel to Prospect Capital Corporation, a Maryland corporation (the “Company”) and a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with certain matters of Maryland law arising out of the registration by the Company of up to (i) $100,000,000 aggregate principal amount of the Company’s 6.25% Senior Notes due 2024 (the “ 2024 Notes”) and (ii) $100,000,000 of the Company’s 6.25% Notes due 2028 (the “2028 Notes” and, together with the 2024 Notes, the “Notes”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
1.    The Registration Statement;
2.    The Prospectus, dated October 30, 2017, as supplemented by the Prospectus Supplement, dated July 2, 2018, filed by the Company with the Commission pursuant to Rule 497 under the 1933 Act;
3.    The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
4.    The Bylaws of the Company, certified as of the date hereof by an officer of the Company;
5.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
6.    Resolutions adopted by the Board of Directors of the Company relating to, among other matters, (a) the authorization of the issuance of the Notes (b) the delegation to certain officers of the Company of the power to authorize the issuance of certain Notes, and (c)

the execution, delivery and performance by the Company of the Note Documents (as defined herein), certified as of the date hereof by an officer of the Company;
7.    The Indenture, dated as of February 16, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), as successor to American Stock Transfer & Trust Company, as trustee, as supplemented by (a) the Supplemental Indenture, dated as of the date hereof (the “2024 Supplement”), and (b) the Supplemental Indenture, dated as of the date hereof (the “2028 Supplement” and, together with the 2024 Supplement and the Base Indenture, the “Indenture”), between the Company and the Trustee;

8.    A form of note representing the Notes (the “Note” and, together with the Indenture, the “Note Documents”);

9.    The Debt Distribution Agreements, dated as of the date hereof (the “Debt Distribution Agreements”), by and among the Company, Prospect Capital Management L.P., a Delaware limited partnership, Prospect Administration LLC, a Delaware limited liability company and each of B. Riley FBR, Inc. and BB&T Capital Markets, a division of BB&T Securities, LLC;

10.    A certificate executed by an officer of the Company, dated as of the date hereof; and

11.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:
1.    Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.
2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.    Prior to the issuance of any Notes, a duly authorized officer or officers of the Company will (a) authorize the issuance of the Notes to be issued in accordance with the Resolutions and the Debt Distribution Agreements and (b) execute and deliver the Note representing the Notes to be issued in accordance with the Resolutions and the Debt Distribution Agreements (such actions referred to herein as the “Corporate Proceedings”).
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
1.    The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
2.    The execution and delivery by the Company of the Indenture, and the performance by the Company of its obligations thereunder, have been duly authorized by the Company. Upon the completion of the Corporate Proceedings related thereto, the issuance of the Notes will have been duly authorized by the Company.
3.    The Indenture has been duly executed and delivered by the Company.
The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Maryland. We note that the Note Documents are governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,

/s/ Venable LLP